Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)Registration Statement (Form S-3 No. 333-186364) of Seagate Technology public limited company (plc) and in the related Prospectuses, as applicable, and

(2)Registration Statement (Form S-8 Nos. 333-237939, 333-221831, 333-216350, 333-207313, 333-199781, 333-184704, 333-177609, 333-162958, 333-139433, 333-139434, 333-132420, 333-128654, 333-101848, and 333-101789) pertaining to the Equity Incentive Plan of Seagate Technology plc;

of our reports dated August 7, 2020, with respect to the consolidated financial statements of Seagate Technology plc, and the effectiveness of internal control over financial reporting of Seagate Technology plc, included in this Annual Report (Form 10-K) for the year ended July 3, 2020.

/s/ Ernst & Young LLP

San Jose, California

August 7, 2020